Exhibit 99.4

                                   UNPUBLISHED
                         UNITED STATES COURT OF APPEALS
                             FOR THE FOURTH CIRCUIT

----------------------------------
ENERGY CORPORATION OF AMERICA, a
West Virginia corporation,
               Plaintiff-Appellee,

             v.

MACKAY SHIELDS LLC, a Delaware
limited liability company; DEBT
STRATEGIES FUND, INCORPORATED, a
Maryland corporation; MERRILL
LYNCH VARIABLE SERIES FUNDS,
INCORPORATED, a New Jersey
corporation; MERRILL LYNCH BOND
FUND, INCORPORATED, a New Jersey
corporation; SENIOR HIGH INCOME
PORTFOLIO, INCORPORATED, a            >     No. 02-2431
Maryland corporation; MERRILL
LYNCH SERIES FUND, INCORPORATED, a
New Jersey corporation,
            Defendants-Appellants,

            and

AXP VARIABLE PORTFOLIO INCOME
SERIES, INCORPORATED, a Minnesota
corporation; INCOME TRUST;
AMERICAN EXPRESS FINANCIAL
ADVISORS, INCORPORATED, a Delaware
corporation; MERRILL LYNCH
INVESTMENT MANAGERS, L.P., a
limited partnership,
                       Defendants,
----------------------------------

                  Appeal from the United States District Court
           for the Southern District of West Virginia, at Huntington,
                       Robert C. Chambers, District Judge.
                                 (CA-01-1317-3)


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2                   ENERGY CORP. OF AMERICA v. MACKAY SHIELDS
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                           Argued: September 25, 2003

                           Decided: December 15, 2003

Before WILKINSON, TRAXLER, and GREGORY, Circuit Judges.

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Reversed and remanded by unpublished opinion. Judge Wilkinson wrote the opinion, in  which  Judge  Traxler  and  Judge  Gregory  joined.

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                                     COUNSEL

ARGUED: Mark Floyd Pomerantz. PAUL. WEISS. RIFKIND, WHARTON & GARRISON, L.L.P., New York, New York, for Appellants. Thomas Ryan Goodwin. GOODWIN & GOODWIN, L.L.P., Charleston, West Virginia, for Appellee. ON BRIEF: Daniel J, Leffell, Cynthia M. Reed. PAUL, WEISS, RIFKIND, WHARTON & GARRISON, L.L.P,, New York, New York; Rebecca A. Betts, ALLEN, GUTHRIE, MCHUGH & THOMAS, P.L.L.C., Charleston, West Virginia, for Appellants. Tammy J. Owen, Johnny M. Knisely, II. GOODWIN & GOODWIN. L.L.P., Charleston, West Virginia, for Appellee,

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Unpublished  opinions  are not binding precedent in this circuit. See Local Rule
36(c),

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                                     OPINION

WILKINSON, Circuit Judge:

     Energy Corporation of America (ECA) brought a declaratory action against a group of its noteholders, seeking resolution of its contractual obligations to the noteholders as a result of its sale of certain of its assets. Under the governing indenture agreement, ECA must


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                    ENERGY CORP. OF AMERICA v. MACKAY SHIELDS                  3
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reinvest  the  "Net  Proceeds"  from  such an asset sale in particular ways and, depending upon the amount of the Net Proceeds that remains after a 360-day period, it must repurchase a portion of the notes from their holders. One part of calculating Net Proceeds is to deduct the "taxes paid or payable as a result" of the sale, after accounting for "any available tax credits or deductions and any tax sharing arrangements." The dispute here centers around the proper interpretation of this tax provision; specifically, the parties disagree about which tax credits, deductions, or arrangements should be accounted for when calculating Net Proceeds. The district court interpreted the agreement in ECA's favor and held that it must account for only those tax credits and deductions that result directly from the asset sale, which effectively absolved ECA of any further obligations. Because we find that the indenture agreement's provision for calculating Net Proceeds contemplates all tax credits and deductions that ECA realizes during a tax year and applies to the asset sale at the time it files its return, we reverse.

                                       I.

  ECA is a holding company whose subsidiaries are primarily involved in oil and gas exploration, production, and marketing. In 1997, ECA issued $200 million in 9,5% Senior Subordinated Notes. Appellants own a substantial portion of the outstanding notes.

  The rights and obligations of ECA and the noteholders are defined in on indenture agreement. One particular covenant in the agreement is central to this case. Section 4.9 restricts ECA's use of the "Net Proceeds" from any "Asset Sale" by requiring that they be used to repurchase notes from the noteholders, to reduce certain other debt, to acquire a controlling interest in another energy business, to make capital expenditures in its existing businesses, or to purchase long-term assets for its businesses. J.A. 89-90. Any Net Proceeds not applied to one of these stated purposes within 360 days of the asset sale become "Excess Proceeds," which, if exceeding $10 million, must be used to redeem a pro rata portion of the outstanding notes for 100% of the principal amount plus accrued and unpaid interest. Id, at 90. The term "Net Proceeds" is defined in Sec. 1.1 of the agreement, in relevant part, as follows;


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4                   ENERGY CORP. OF AMERICA v. MACKAY SHIELDS
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     [T]he  aggregate  cash  proceeds  received  by [ECA] in respect of any
     Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of
     Indebtedness  (other  than Indebtedness under any Credit Facility)....

J.A.  49.

  The basis of this controversy is ECA's treatment of a major asset sale under the agreement. In August 2000, one of ECA's subsidiaries sold all of the stock of its subsidiary, Mountaineer Gas Company. ECA received almost $226 million from the sale and expended approximately $1.2 million in direct costs. After the sale, ECA began to use the proceeds in the various ways authorized by Sec. 4.9 of the indenture agreement.

     A dispute arose, however, over the amount of Net Proceeds that resulted from the sale, as the parties disagreed over the proper way to calculate the tax component in the definition of "Net Proceeds." Whereas ECA claimed that it had spent all the Net Proceeds from the Mountaineer sale, appellants contended that, based on their method of calculating the "taxes paid or payable as a result" of the sale, the Net Proceeds were greater than ECA represented. Since the 360-day period for ECA to use the Net Proceeds had expired, appellants claimed that ECA had Excess Proceeds over $10 million from the Mountaineer sale that it must use to repurchase the notes under Sec. 4.9. After negotiations between ECA and appellants failed to resolve this disagreement, appellants issued a Notice of Default to ECA on December 27, 2001.


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                    ENERGY CORP. OF AMERICA v. MACKAY SHIELDS                  5
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     ECA  subsequently brought a declaratory action in federal court in order to determine the obligations it owed to the noteholders under the agreement. ECA sought a declaration that it did not possess any Excess Proceeds from the sale of Mountaineer, and therefore that it was not in default of its obligations under Sec. 4.9 of the indenture agreement. Since the parties agreed that this question hinged on the interpretation of the tax provision in the definition of "Net Proceeds," they requested that the district court resolve the issue as a matter of law, In an order dated January 25, 2002, the district court agreed with ECA's interpretation of the tax provision and granted partial summary judgment to ECA. The court entered final judgment for ECA on December 3, 2002, and entered a judgment order on December 4, 2002, ruling that ECA did not have any Excess Proceeds from the Mountaineer sale. Appellants now appeal these orders.*

                                       II.

  This case turns on the interpretation of the definition of "Net Proceeds" in the indenture agreement, which provides that ECA must subtract from the "aggregate cash proceeds" from an asset sale, among other items, the "taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements)." J,A. 49. In particular, the parties disagree as to the scope of the "available tax credits or deductions" that must be accounted for when calculating Net Proceeds. ECA claims that in calculating Net Proceeds it must account for only those tax credits and deductions that result directly from the asset sale at issue. Appellants, by contrast, maintain that ECA must account for all available tax credits and deductions that it applies to the taxes it pays on the asset sale, including all such credits and deductions from operations unrelated to the asset sale.

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  *  Appellants  also  claim  that the district court erred in two other orders, which granted partial summary judgment to ECA an appellants' counterclaim and on appellants' motion for reconsideration, respectively. Because we reverse the district court's January 25, 2002 decision granting partial summary judgment to ECA on its declaratory action, and we vacate its subsequent orders enforcing that decision, we do not consider appellants' other contentions.


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6                   ENERGY CORP. OF AMERICA v. MACKAY SHIELDS
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  The difference between these interpretations is a financially significant one.
Under ECA's narrower interpretation, there would be relatively few tax credits and deductions, which means that the "taxes paid or payable" would be larger and consequently the Net Proceeds from the asset sale would be lower. According to the parties' estimated figures, because ECA claimed that the federal and state taxes resulting from the sale were nearly $83.8 million, the Net Proceeds would be approximately $140 million. This interpretation would absolve ECA of any further obligations to the noteholders from the Mountaineer sale because ECA spent over $143 million in ways contemplated by Sec. 4.9 of the indenture agreement.

  Under appellants' proposed interpretation, ECA would have to reduce the $83.8 million figure with the tax credits and deductions it received from its total operations and applied to the tax expense it faced from the Mountaineer sale in its year-end filing. In fact, ECA paid only about $37.9 million in taxes on the Mountaineer sale because of these other credits and deductions. With less "taxes paid or payable," under appellants' interpretation the Net Proceeds subject to the indenture agreement's restrictions would be significantly higher. According to the estimated figures, appellants' proposed interpretation would result in approximately $186 million in Net Proceeds, about $43 million of which would constitute Excess Proceeds that ECA must use to repurchase appellants' notes. The construction of the tax provision is therefore of some importance.

                                       A.

  We look first to the text of the tax provision in the definition of Net Proceeds. It is well established, under governing New York contract law, that courts may not alter the terms of a contract but instead must effectuate the intent of the contracting parties. See Gilchrest-Great Neck, Inc. v. Byers, 219 N.Y,S.2d 401, 402 (N.Y. Special Term 1961).

  The key to determining the proper interpretation of the tax provision lies in the words "payable" and "any available." First, the non-parenthetical portion of the tax provision directs ECA to deduct the "taxes paid or payable as a result" of the asset sale. It is clear that the "taxes paid" as a result of the asset sale would include all tax credits


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                    ENERGY CORP. OF AMERICA v. MACKAY SHIELDS                  7
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and deductions that are used to reduce the tax burden on the asset sale; in this case, ECA paid approximately $37.9 million in taxes on the Mountaineer sale. But ECA contends that the use of the word "payable" means that the tax component of Net Proceeds does not depend only on the taxes actually "paid," but also the taxes that would be due by looking solely at the asset sale. In other words, ECA appears to contend that taxes "paid" means something different than taxes "payable," and that the phrase "taxes paid or payable" gives it the choice of whether to use the taxes actually "paid" or the taxes that would be "payable" if one looks only to the asset sale. See Appellee's Br. at 23.

  This contention, however, unduly strains the plain meaning of this portion of the tax provision and ignores the recognized meaning of the term "taxes paid or payable." ECA's bifurcated interpretation of the phrase "taxes paid or payable," where "taxes paid" will always have a different meaning than "taxes...payable," is refuted by the indenture agreement itself. Section 1.4 of the agreement, which outlines the governing Rules of Construction, states that the use of the word "or" in the agreement is not exclusive. J.A, 60, Consequently, it is difficult to understand how the phrase "taxes paid or payable" can be construed as providing two exclusive options, as ECA suggests. Moreover, by making the terms "paid" and "payable" represent two different amounts, ECA's interpretation would apparently allow ECA, without any governing standards, to decide whether to use the taxes actually paid or those it deems payable. Given that the company presumably would always have financial incentives to select the higher "taxes... payable," this interpretation would effectively read the word "paid" out of the indenture.

  More importantly, ECA's contention neglects the recognized legal meaning of the term "taxes payable," The payment of taxes is an annual event. Accordingly, the term "taxes payable" has an accepted meaning in Generally Accepted Accounting Principles (GAAP) of referring to the taxes that must be paid at the end of the year. For example, in the Statement of Financial Accounting Standards No. 109, the term "taxes payable," though not defined specifically, is consistently used to refer to the taxes that a company must pay at the end of a given tax year. See FAS-109, "Accounting for Income Taxes" (Feb. 1992). At one point, the Statement provides that "one objective


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8                   ENERGY CORP. OF AMERICA v. MACKAY SHIELDS
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of  accounting  for  income taxes is to recognize the amount of taxes payable or refundable for the current year," Id. Para. 6. Similarly, the term "current tax expense or benefit" is defined in the Statement as "the amount of income taxes paid or payable (or refundable) for year..." Id. app. E. Since Sec. 1.4 of the indenture agreement specifies that in interpreting the agreement "an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP," we accord due weight to these references, J.A. 60.

  Likewise, Black's Law Dictionary defines a "payable" sum of money as one "that is to be paid." Black's Law Dictionary at 1150 (7th ed. 1999). Other federal courts in commercial settings have accepted this meaning of the term "payable," i.e., the amount that must be paid at a specified date. See, e,g., Furrow v. Comm'r of Internal Revenue, 292 F.2d 604, 607 (10th Cir. 1961); Royal Indem. Co.
v. Wyckoff Heights Hosp., 953 F, Supp. 460, 466 (E.D.N.Y. 1996). And we have held that federal income taxes are payable upon the date the relevant tax return is due. See, e.g., Blatt v. United States, 34 F.3d 252, 256-57 (4th Cir. 1994).

  These definitions reveal that taxes "payable" and taxes "paid" differ not by amount, but by timing: taxes are "payable" until the end of the year when they are discharged, at which time they become "paid." The amount of tax liability, however, is the same under both. The use of the word "payable," in this context, therefore makes clear that the non-parenthetical portion of the provision calls for a year-end calculation of the tax consequences of the asset sale at the time that ECA files its tax return.

  Given that the non-parenthetical portion of the tax provision directs ECA to compute a year-end "taxes paid or payable" from the asset sale, it is clear that the parenthetical phrase requires the inclusion of all year-end tax credits and deductions that are available at the time of filing and are applied to the taxes to be paid on the asset sale. The parenthetical phrase directs that the "taxes paid or payable" figure is complete only "after taking into account any available tax credits or deductions and any tax sharing arrangements." J.A. 49 (emphasis added). This phrase, on its face, appears to include all available credits and deductions that are used to reduce the tax burden caused by the asset sale.


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                    ENERGY CORP. OF AMERICA v. MACKAY SHIELDS                  9
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  The district court disagreed, however, putting great emphasis on the fact that this was a parenthetical phrase. The district court asserted that parenthetical phrases are used merely to offer examples or explanations, rather than to modify accompanying clauses materially. The non-parenthetical phrase here, the court reasoned, was expressly limited to the taxes to be paid "as a result" of the asset sale. Consequently, the court concluded, the parenthetical must be read to include only those "tax credits or deductions" that result from the asset sale. Dist. Ct. Order Granting Partial Summ. J., Jan. 25, 2002, at 3-5,

  We disagree. First, this narrow construction would essentially read part of the parenthetical phrase out of the indenture agreement. ECA could point to only one tax deduction that results directly from an asset sale and can be used for that asset sale: the federal tax deduction for the state taxes on the asset sale. See Dist. Ct, Order Granting Partial Summ. J., Jan. 25, 2002, at 6 n.2. There is no evidence of any tax credit that could possibly be created by an asset sale and used to reduce the tax liability from that sale, and there is no evidence of any other such tax deductions. Because the district court's construction of the parenthetical phrase would thus deprive it of nearly all its force - and would read the "tax credits" portion of the phrase out of the agreement altogether - we view it skeptically. See Tantleff. v. Truscelli, 493 N.Y.S.2d 979, 983 (N.Y, App. Div. 1985) ("It is a cardinal rule of construction that a contract should not be interpreted in such a way as would leave one of its provisions substantially without force or effect,").

  Second, although it is true that parenthetical phrases oftentimes are used merely to give examples or explanations, this is not always the case. The difference in structure between the various parenthetical phrases within the definition of Net Proceeds illustrates this point. Several of the parenthetical phrases in the definition of Net Proceeds begin with the words "including, without limitation." See J.A. 49. Such parenthetical phrases are clearly meant merely to give examples, by their own terms. The parenthetical phrase at issue here, however, specifies that the calculation of "taxes paid or payable as a result" of the asset sale is complete only "after taking into account any available tax credits or deductions or any tax sharing arrangements." Id. This language, as it specifies a particular component that must be included within the calculations rather than merely listing examples, plays a


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10                  ENERGY CORP. OF AMERICA v. MACKAY SHIELDS
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significant  role  in  defining  the  "taxes paid or payable as a result" of the asset sale. The district court therefore was wrong to construe the parenthetical so narrowly and fail to give it its plainly intended effect.

  In so construing the parenthetical, we do not alter the essential meaning of the non-parenthetical portion of the tax provision, as ECA suggests. The parenthetical simply emphasizes the commercially realistic principle that, in determining the taxes payable from an asset sale, one must take into account not only the tax expense from the sale but also the credits and deductions that the company applies to that tax expense at the end of the tax year. There is nothing inconsistent with specifying the event-specific nature of the "taxes paid or payable" figure and at the same time clarifying that "any available tax credits or deductions" that are used to reduce the tax liability from the asset sale must be taken into account. Thus, the most straightforward reading of the text is that all tax credits and deductions from ECA's operations must be accounted for in calculating Net Proceeds.

                                       B.

  Our construction of the tax provision finds support in the economic realities surrounding the nature of tax credits and deductions and in the underlying purpose of the indenture agreement. As noted above, ECA claimed that its "taxes...payable" as a result of the Mountaineer sale were $83.8 million. However, ECA had received certain tax credits and deductions resulting from its pre-existing and current annual operating losses. At the time of filing, it applied those credits and deductions to the taxes it owed from the Mountaineer sale and paid only $37.9 million in taxes on the asset sale.

  Our construction of the tax provision would capture the real economics of tax credits and deductions by requiring a year-end calculation of the tax burden from the asset sale. It is the very nature of tax liability to be measured annually. See, e.g., U.S. Shelter Corp. v. United States, 13 Cl. Ct. 606, 609
(1987). Tax credits and deductions are applied at that time, when a company files its tax returns. By construing the provision in this manner, we therefore give effect to the most commercially reasonable and fair meaning of the agreement.

  Under ECA's interpretation of the tax provision, by contrast, ECA could claim against its noteholders an inflated taxes "payable" figure


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                    ENERGY CORP. OF AMERICA v. MACKAY SHIELDS                 11
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-  one  which  was  never actually paid or payable to any taxing authority - and then pay a substantially lower amount in actual taxes after applying the "available tax credits or deductions." The difference - in this case, over $40 million - would then be left to ECA's discretion and would be kept outside the purview of the restrictions in the indenture agreement. ECA would therefore benefit from the tax credits and deductions, but its noteholders would not.

  Such an interpretation not only ignores the economic reality that tax credits and deductions are part of taxes "payable" and are applied at the time a company files its returns, but it also undermines a central purpose of the indenture agreement. The indenture agreement and its various covenants, such as Sec. 4.9, are designed in large part to protect the noteholders' investment by guaranteeing that ECA manages its business in a responsible manner and that ECA reserves sufficient funds to pay back the noteholders. ECA's proposed interpretation would severely weaken one of the key protections afforded to the noteholders in the indenture agreement. ECA could conceivably pay almost no taxes at all, given enough tax credits and deductions, and yet claim substantial taxes "payable" in order to subvert the indenture agreement's restrictions and use the cash proceeds for its own unconstrained benefit. We reject such an interpretation because it would undermine the very protections that attract debt financing from creditors such as appellants in the first place.

                                       C.

  Finally, ECA argues, and the district court agreed, that because Sec. 4.9 requires that the company use the Net Proceeds from an asset sale in particular ways and within 360 days of the asset sale, the amount of Net Proceeds must be determined immediately at the time of the asset sale. If Net Proceeds are not ascertainable until the end of the company's tax year, ECA contends, the proceeds would be tied up during the reinvestment period. This would be unworkable in ECA's view because it would make the amount of Net Proceeds an uncertain and moving target, it would reduce the period of time for ECA to make its investment decisions, and it would thereby undermine ECA's ability to reinvest the proceeds according to Sec. 4.9. For this reason, ECA maintains that the tax component must be determined at the time of the asset sale, and therefore that ECA should


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account  for  only  those tax credits and deductions that relate directly to the asset sale and are knowable at the time of the sale. See Appellee's Br. at 26-28; Dist. Ct. Order Granting Partial Summ. J., Jan. 25, 2002, at 5-6,

  We find this contention to be unpersuasive. First, there is no hint in the text of the indenture agreement - neither in the restrictions on the use of Net Proceeds in Sec. 4.9 nor in the definition of Net Proceeds in Sec. 1.1 - that Net Proceeds must be determined conclusively at the tune of the asset sale. To the contrary, as we noted above, the use of the words "payable" and "any available" suggest that a year-end analysis of the tax consequences of the asset sale, accounting for all tax credits and deductions applied to the asset sale at the time of filing, is the proper one.

  Moreover, as a matter of economic reality, accounting for all tax credits and deductions from its total operations would not hamper ECA's ability to comply with the indenture agreement's restrictions. ECA is entirely capable of planning and projecting the taxes it can expect to pay at the end of the year on the asset sale. Indeed, at the time of the Mountaineer sale, ECA had a pre-existing operating loss from the ongoing annual period. ECA also could forecast the operating gain or loss it would incur for the remainder of that annual period. From these figures, ECA could make a reasonably accurate and ongoing estimate of the tax credits and deductions it would realize at year-end from its annual operations. Such estimates give ECA ample guidance to reinvest the Net Proceeds pursuant to Sec. 4.9 of the agreement.

  And  the  indenture  agreement  itself  provides several buffers to facilitate
ECA's use of the Net Proceeds. First, ECA has 360 days after the asset sale in which it can use the Net Proceeds for the purposes provided in Sec. 4.9, ECA can regularly adjust its tax estimates during this period, and by the end of that year, ECA will have paid its annual taxes or will have all the information necessary to compute its tax liabilities. Throughout the period, with these updated estimates, ECA can responsibly reinvest the proceeds from the asset sale. Second, the agreement provides a $10 million cushion for Excess Proceeds before ECA would be obligated to repurchase notes. ECA therefore would not be forced to repurchase notes unless it held more than $10 million in Excess Proceeds beyond the 360-day period. The


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                    ENERGY CORP. OF AMERICA v. MACKAY SHIELDS                 13
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inability  to  know  with  absolute  certainty  at  the time of the sale its tax consequences thus does not provide a compelling reason for construing the indenture as ECA advocates.

                                      III.

  In sum, we hold that the indenture agreement's provision for calculating Net Proceeds contemplates all tax credits and deductions that ECA realizes during a tax year and applies to the asset sale at the time it files its return. We therefore reverse the January 25, 2002 order of the district court, and we vacate its final judgment orders of December 3, 2002 and December 4, 2002. We remand to the district court for further proceedings consistent with this opinion.

                                                           REVERSED AND REMANDED


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